Exhibit (j)under Form N-1A
Exhibit 24 under Item 601/ Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 47 to the Registration Statement (Form N-1A, No. 2-98237) of Intermediate Municipal Trust and to the incorporation by reference of our report, dated July 23, 2010, on Federated Intermediate Municipal Trust (the sole portfolio of Intermediate Municipal Trust) included in the Annual Shareholder Report for the fiscal year ended May 31, 2010.

Ernst & Young LLP

Boston, Massachusetts
July 23, 2010